Exhibit 5.1
Amdocs Limited
Suite 5, Tower Hill House
Le Bordage
St. Peter Port,
Guernsey,
GY1 3QT
(the “Recipient”)
12 May 2009
Dear Sirs
Amdocs Limited (Company Number 19528) (the “Company”)
1.	INTRODUCTION

1.1	You have asked for our legal opinion on matters of Guernsey law in connection with the registration with the United States Securities and Exchange Commission (the “SEC”) of 9,000,000 ordinary shares of £0.01 each in the Company (the “Shares”) authorised for issuance pursuant to the Company’s 1998 Stock Option and Incentive Plan as amended on 23 January 2008 (the “Option Plan”) and the Company executing and filing with the SEC a Form S-8 (registration statement) dated 12 May 2009 (the “Registration Statement”). The Option Plan provides that officers, directors, employees and consultants of the Company (“Optionholders”) may be granted stock options, restricted stock awards and other stock-based awards (the “Awards”) pursuant to the terms of the Option Plan and award agreements governing the terms of such Awards (“Award Grant Agreement”).

1.2	The Option Plan, the forms of Award Grant Agreement and the Form S-8 are in this Opinion together referred to as the “Plan Documents”.

1.3	Except as expressly referred to in this Opinion we have not seen or examined, and give no opinion on, any underlying or other documents referred to in the Plan Documents.

1.4	We are lawyers qualified to practise law in and to advise on the laws of the Island of Guernsey.

2.	INSPECTION

O F F I C E S: G U E R N S E Y • J E R S E Y • L O N D O N

PARTNERS: Ian Beattie • Andrew Boyce • Tom Carey • Russell Clark	PO Box 98	Telephone:	+44(0) 1481 727272
Mark Dunster • Michael Eades • Fiona Fleming • Konrad Friedlaender	7 New Street	Facsimile:	+44(0) 1481 711052
John Greenfield • Graham Hall • Karen Le Cras • Davey Le Marquand	St Peter Port	E-mail:	info@careyolsen.com
Ben Morgan • Jason Morgan	Guernsey GY1 4BZ	Website:	www.careyolsen.com
CONSULTANTS: Nigel Carey • John Langlois OBE

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12 May 2009

In addition to examining the Plan Documents, for the purpose of giving this opinion we have examined the following documents:

2.1	a copy of the certificate of incorporation of the Company as filed at the registry of companies in Guernsey (the “Registry”);

2.2	a copy of the Memorandum and Articles of Incorporation of the Company as filed at the Registry at the date hereof (together the “Articles”);

2.3	a copy of the minutes of the meeting of the board of directors of the Company dated 31 October 2007 signed by the chairman of the meeting at which the director’s authorising the amendments to the Option Plan and increasing the number of ordinary shares in the Company for the purposes of making Awards and a copy of the minutes of the meeting of the board of directors of the Company dated 22 April 2009 signed by the chairman of the meeting at which the directors of the Company authorised the preparation and filing of the Registration Statement and resolved to accept the terms and conditions of the Plan Documents and to authorise Dov Baharav, Tamar Rapaport-Dagim and Thomas G. O’Brien to execute the Plan Documents on behalf of the Company and to authorise Thomas O’Brien as agent for service of process (the “Minutes”);

2.4	the public records of the Company on file and available for the purposes of public inspection at the Registry on 12 May 2009 and a search of the computerised records of matters raised in the Royal Court of Guernsey (the “Royal Court” which definition shall include any court in the Island of Guernsey where the context so requires) available for inspection at the Greffe (the registry of the Royal Court in Guernsey) on 12 May 2009 (together the “Public Records”);

2.5	a copy of the register of directors and secretaries of the Company dated 12 May 2009; and

2.6	a certificate provided to us by the secretary of the Company dated 12 May 2009 (the “Certificate”).

(the “Documents”).

3.	ASSUMPTIONS

3.1	For the purpose of this opinion, we have made and relied upon the assumptions set out below without making any investigation thereof:
3.1.1	that all parties (other than the Company) have the capacity, power and authority to enter into the Plan Documents to which they are a party and that such parties will be duly authorised to execute and deliver those Plan Documents and that the Plan Documents will be dated;

3.1.2	that where we have examined forms or drafts, the Plan Documents as executed do not differ in any material respect from the forms or drafts which we have examined and further that

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the Plan Documents are executed in the manner prescribed by the resolution of the directors of the Company set out in the Minutes;

3.1.3	the conformity to the originals of all documents supplied to us as forms, drafts, certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of such documents, and the authenticity and completeness of all documents supplied to us as originals;

3.1.4	the genuineness of all signatures and seals on the documents and instruments submitted to us for the purposes of this letter and where we have been provided with only signature pages of documents, that the original signed versions of such documents will not differ from the last version of the full documents provided to us;

3.1.5	that there are no provisions of the laws of any jurisdiction outside Guernsey which would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside Guernsey may be relevant, such laws have been or will be complied with (including without limitation, the obtaining of all necessary consents, licences, registrations, approvals and filings);

3.1.6	that the choice of governing law for the Plan Documents was bona fide (for example not made with any intention of avoiding provisions of the law with which the transactions under the Plan Documents have the closest and most real connection) and legal and there is no reason for avoiding that choice of law on grounds of public policy or otherwise;

3.1.7	that the information and documents disclosed by our searches of the Public Records referred to in paragraph 2.4 are accurate as at the date hereof and there is no information or document which had been delivered for registration, or which is required by the laws of Guernsey to be delivered for registration, or which has been passed or made but not yet delivered for registration, which was not included in the Public Records;

3.1.8	that the Certificate is complete and accurate as at the date hereof and that the proceedings described in the Minutes remained quorate throughout and were duly conducted as so described and that the resolutions passed thereat were duly adopted, have not been revoked, superseded or varied and remain in full force and effect as confirmed by the Certificate and the continuing accuracy and completeness of all statements as to matters of fact contained in the Documents as at the date hereof;

3.1.9	that there are no documents or information which we have not been provided with which could affect the accuracy of this opinion;

3.1.10	that the directors of the Company have acted prudently for the commercial benefit of the Company and in good faith for the purposes of carrying on its business on arm’s length

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commercial terms, and further that they have disclosed all personal interests in the transactions contemplated in the Plan Documents in accordance with the requirements of the Companies (Guernsey) law, 2008 (as amended) (the “Companies Law”) and the Articles;

3.1.11	that all secretaries of the Company have been validly appointed in accordance with the Companies Law and the Articles and are not ineligible to act as such and that where a secretary of the Company has executed any of the Plan Documents that secretary was at the time of execution eligible to act as such for the purposes of the Companies Law;

3.1.12	that the Company is not insolvent or unable to pay its debts as they fall due and will not become insolvent or unable to pay its debts as they fall due as a result of it entering into the Plan Documents;

3.1.13	that all dividends or distributions (including any financial assistance) made by the Company were lawful and the Company was solvent immediately after the payment of any such dividend or distribution;

3.1.14	that there has not been, nor does there continue to be a reason for the Company to be struck off the register of companies at the Registry;

3.1.15	that in respect of the transactions contemplated by, referred to in, provided for or effected by, the Plan Documents, each of the parties thereto entered into the same in good faith for the purpose of carrying on its business on arm’s length commercial terms and has disclosed all personal interests in the transactions contemplated in the Plan Documents;

3.1.16	that all consents, exemptions, licences, registrations, approvals or authorisations of any person required in relation to the transaction contemplated or entered into under or pursuant to the Plan Documents, the execution and delivery of the Plan Documents and the performance and observance of the terms thereof by the parties thereto (other than such consents, exemptions, licences, registrations, approvals or authorisations required of the Company under the laws and regulations of Guernsey) have been obtained and are in full force and effect at the date of this opinion;

3.1.17	that the powers of the Company and the powers and authority of the Company’s directors have not been restricted in any way other than as set out in the Plan Documents or the Articles;

3.1.18	that each of the parties to the Plan Documents (other than the Company) is duly incorporated and organised, validly existing and in good standing under the laws of its jurisdiction of incorporation and of the jurisdiction of its principal place of business;

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3.1.19	that words and phrases used in the Plan Documents have the same meanings and effect as they would have if those documents were governed by Guernsey law;

3.1.20	the Awards are granted pursuant to and in accordance with terms and conditions of the Option Plan;

3.1.21	the Award Grant Agreements are correctly and duly executed by all parties to such Award Grant Agreements;

3.1.22	none of the parties to the Transactions Documents have committed any act or omission that has caused or may cause them to be in breach of the Plan Documents; and

3.1.23	where options to purchase Shares are exercised by the Optionholders, they are exercised in accordance with the Option Plan and the relevant Award Grant Agreement.
3.2	We have not independently verified these assumptions.

4.	OPINIONS

On the basis of and subject to the above and the observations and qualifications below and subject to matters not disclosed to us we are of the following opinion:

4.1	When issued and paid for in accordance with the Option Plan and the relevant Award Grant Agreement, such Shares in the Company will be validly issued, fully paid and non-assessable.

5.	QUALIFICATIONS

The observations and qualifications referred to above are as follows:

5.1	We express no opinion on whether or not any transaction under the Plan Documents constitutes a transaction at an undervalue or a preference under the Companies Law.

5.2	Transactions may be set aside where they are determined to be a preference over other creditors in the event of insolvency of a company. The liquidator of a company may apply to the Royal Court for an order in respect of a company if the relevant company has given a preference six months (or in the case of a connected party two years) prior to either an application for compulsory winding up of the relevant company or the date of the passing by the company of a special resolution to voluntarily wind up the company. In order for the Royal Court to make an order it must be of the opinion that the company may at the time of giving the preference or as a result of giving the preference be unable to pay its debts. A preference is given to a person if that person is one of the company’s creditors or is a surety or guarantor for any of the company’s debts or other liabilities

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and the company does anything, or permits anything to be done which improves the person’s position in the company’s liquidation.

5.6	We express no opinion as to whether the entering into the agreements constituted by the Plan Documents will or may result in any breach of or otherwise infringe any other agreement, deed or document (other than the Articles) entered into by or binding on the Company.

5.7	Failure to exercise a right may operate as a waiver of that right notwithstanding a provision to the contrary.

5.8	We express no opinion on the accuracy or completeness of any statements, representations or warranties of fact set out in the Plan Documents and or/the Documents save insofar as an express opinion is given herein in respect thereof, which statements, representations and warranties we have not independently verified.

5.9	This opinion shall be governed by and construed in accordance with the laws of the Island of Guernsey as it exists at the date hereof with no obligation to keep the terms of the opinion under review. We have not made any investigation as to any other law other than the laws of the Island of Guernsey in force at and as interpreted at the date of this opinion; in particular we express no opinion as to whether the Plan Documents are enforceable in any jurisdiction outside Guernsey.

5.10	We do not give any opinion on the commerciality of any transaction contemplated or entered into under or pursuant to the Plan Documents.

5.11	The search of the Public Records referred to in paragraph 2.4 above is not conclusively capable of revealing whether or not:
5.11.1	a winding up order has been made or a resolution passed for the winding up of the Company; or

5.11.2	an order has been made or a resolution passed appointing a liquidator or administrator or other person to control the assets of the Company, as notice of these matters might not be filed with the Registry or the Greffe immediately or at all and, when filed, might not be entered on the Public Records of the Company immediately. A company search conducted in Guernsey is limited in respect of the information it produces. Full details regarding aggregate shareholdings of a company are only given as at 31 December in the preceding year. The Companies Law allows for various periods of time to file certain information with the Registry including resolutions, notices and court orders which if the relevant period is still running may not appear in time for the search. Any changes to the details of the directors of a company must be filed within 14 days of that change. There is no requirement to file at the Registry information regarding the secretary of a company or regarding mortgages, security interests or

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charges created by a company other than in respect of real property situate in Guernsey. Moreover, a company search carried out in Guernsey is unlikely to reveal any information as to any such procedure initiated in any other jurisdiction.

5.12	There is no official register of pending actions in Guernsey available for public inspection and no formal procedure for determining whether any proceedings have been commenced against the Company including as to whether proceedings have commenced to declare the property of the Company “en désastre”; the enquiry of the Public Records referred to in paragraph 2.4 of this opinion above is an informal enquiry only and cannot be relied upon exclusively.

5.13	Insofar as a Transaction Document grants or requires the grant of a power of attorney by the Company to a party to the Transaction Document, the grant of such power of attorney must be in accordance with the requirements of the Articles. If the Articles are silent the Transaction Document must be executed by one director. The absence of compliance with such requirements will mean that the power of attorney may not be valid and enforceable in Guernsey.

6.	ADDRESSEES

This opinion is addressed only to the Recipient and is solely for the benefit of the Recipient in connection with the Plan Documents and except with our prior written consent it may not be disclosed to or relied upon by any other person or used for any other purpose or referred to or made public in any way. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the U.S. Securities Act of 1933, as amended (the “Securities Act”). In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.
Yours faithfully
/s/ Carey Olsen
Carey Olsen